UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 10, 2019

ITERIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08762	95-2588496
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Carnegie Avenue, Suite 100, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (949) 270-9400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of eacth class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, $0.10 par value	ITI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement

Underwritten Public Offering of Common Stock

On June 13, 2019, Iteris, Inc. (“we”, “our”, “Iteris” or the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with B. Riley FBR, Inc., acting for itself and as representatives of the several underwriters named in Schedule I to the Underwriting Agreement, as defined below (collectively, the “Underwriters”), to issue and sell 5,376,345 shares (or $25,000,004) of common stock, par value $0.10 per share (the “Common Stock”), of the Company in a public offering pursuant to a Registration Statement on Form S-3 (File No. 333-220305) (the “Registration Statement”) and a related prospectus, including the related prospectus supplement (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Common Stock Offering”). In addition, the Company granted the Underwriters an option to purchase, for a period of 30 calendar days from June 13, 2019, up to an additional 806,452 shares (or $3,750,002) of Common Stock. The Company estimates that the net proceeds from the Common Stock Offering will be approximately $23.1 million, or approximately $26.6 million if the Underwriters exercise in full their option to purchase the additional shares of Common Stock, after deducting underwriting discounts and estimated offering expenses. The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. A copy of the opinion of Loeb & Loeb LLP, relating to the validity of the shares sold in the Common Stock Offering, is filed with this Current Report on Form 8-K as Exhibit 5.1.

Acquisition of Albeck Gerken, Inc.

On June 10, 2019, Iteris entered into a Stock Purchase Agreement (the ‘‘Stock Purchase Agreement’’) with the shareholders of Albeck Gerken, Inc. (‘‘AGI’’), a professional transportation engineering firm with offices in Tampa (FL), Orlando (FL), Virginia Beach (VA) and Chester Pike (PA). The Stock Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, we will purchase 100% of the outstanding shares of capital stock of AGI for a total purchase price of $10,720,000, consisting of $6,185,000 to be paid in cash to the sellers at closing and $4,535,000 to be paid in the form of Iteris Common Stock priced at $5.22 per share. Of that amount, shares of Iteris Common Stock valued at $600,000 will be held back and deposited with an escrow agent for 18 months to secure performance of the sellers’ indemnification and other post-closing obligations under the Stock Purchase Agreement. We have also agreed to grant $1,710,000 in retention bonuses to the selling shareholders payable in the form of restricted stock, and $570,000 in retention bonuses to other employees payable in cash, each vesting over three years following the closing. AGI is required to have $1,200,000 in working capital at closing, and any excess or deficit at closing will increase or decrease, respectively, the cash portion of the purchase price at closing. We have also agreed to register for resale the shares of Common Stock that we will be issuing to the selling shareholders of AGI, beginning six months after the closing of the AGI acquisition.

AGI specializes in transportation systems management, operations and analysis. AGI assists municipalities in maximizing the effectiveness of their existing transportation networks through a collection of traffic management services to cost effectively optimize the performance of roadway systems and address increased traffic demands, traffic congestion and delays. AGI has also expanded its services into active arterial monitoring and management, with multiple public sector clients. AGI’s traffic operations engineering solutions provide civil engineering services for the safe and efficient mobility of surface transportation systems.

The Stock Purchase Agreement contains various representations, warranties and covenants of the selling shareholders and Iteris. The representations and warranties of each party set forth in the Stock Purchase Agreement have been made solely for the benefit of the other parties to the Stock Purchase Agreement and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (i) have been qualified by disclosures made to the other parties in connection with the Stock Purchase Agreement, (ii) are subject to the materiality standards contained in the Stock Purchase Agreement, and (iii) were made only as of the date of the Stock Purchase Agreement or such other date as is specified therein. The Stock Purchase Agreement also contains customary indemnification obligations of the selling shareholders and Iteris.

The consummation of the AGI acquisition is expected to occur in early July 2019, and is subject to customary closing conditions, including (i) the absence of a material adverse effect on AGI, (ii) the receipt of specified consents from AGI’s customers, (iii) the accuracy of the representations and warranties of the parties (generally subject to a customary material adverse effect standard), (iv) the absence of governmental restrictions on the consummation of the acquisition, (v) material compliance by the parties with their respective covenants and agreements under the Stock Purchase Agreement, and (vi) our successful completion of an equity stock offering in an amount sufficient to fund the cash portion of the purchase price and ongoing working capital requirements. The Stock Purchase Agreement contains certain termination rights, including the right of either party to terminate the agreement if the consummation of the acquisition has not occurred on or before December 31, 2019.

The foregoing is a summary of the terms of the Underwriting Agreement and Stock Purchase Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement and Stock Purchase Agreement, copies of which are attached hereto as Exhibits 1.1 and 2.1, respectively, and are incorporated herein by reference. In addition, we are attaching as Exhibit 23.1 the consent of Bland & Associates, P.C., to inclusion of their audit report for Albeck Gerken, Inc. in the Prospectus Supplement.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

1.1	Underwriting Agreement, dated June 13, 2019, by and between Iteris, Inc. and B. Riley FBR, Inc., as representatives of the Underwriters.

2.1*	Stock Purchase Agreement, dated June 10, 2019, by and among Iteris, Inc., Albeck Gerken, Inc. and its shareholders.

5.1	Opinion of Loeb & Loeb LLP

23.1	Consent of Bland & Associates, P.C., independent auditors of Albeck Gerken, Inc.

23.2	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)

99.1	Press release, dated June 14, 2019, announcing pricing of public offering.

99.2	Press release, dated June 14, 2019, announcing agreement to acquire Albeck Gerken, Inc.

*                                                                                         Pursuant to Item 601(b)(2) of Regulation S-K, certain appendices to this agreement have been omitted. Iteris agrees to furnish supplementally to the Securities and Exchange Commission, upon its request, any or all of such omitted appendices.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 14, 2019
ITERIS, INC.

	By:	/s/ Joe Bergera
Joe Bergera
Chief Executive Officer